Exhibit 99.1

Investor Contact

Jack Tierney

Chief Financial Officer

DineEquity, Inc.

818-637-3101

Media Contact

Samantha Verdile

Sard Verbinnen & Co.

415-618-8750

DineEquity, Inc. Announces Share Repurchase Authorization

GLENDALE, Calif., August 15, 2011 — DineEquity, Inc. (NYSE: DIN), parent company of Applebee’s Neighborhood Grill & Bar and IHOP Restaurants, today announced the approval by the company’s board of directors of the repurchase of up to $45 million of the company’s outstanding common stock.  Under the program, DineEquity may repurchase shares on an opportunistic basis from time to time in open market transactions and in privately negotiated transactions, based on business, market, applicable legal requirements and other considerations. The repurchase program does not require the company to repurchase any specific number of shares, and may be terminated at any time.

“We believe that the repurchase of our common stock represents an effective use of our capital and underscores our commitment to maximize value for our shareholders,” said Julia A. Stewart, DineEquity’s chairman and chief executive officer.  “This share repurchase program also reflects our confidence in the sustainability of our business model and its free cash flow generation.”

About DineEquity, Inc.

Based in Glendale, California, DineEquity, Inc., through its subsidiaries, franchises and operates restaurants under the Applebee’s Neighborhood Grill & Bar and IHOP brands. With more than 3,500 restaurants combined, DineEquity is one of the largest full-service restaurant companies in the world. For more information on DineEquity, visit the Company’s Web site located at www.dineequity.com.

Forward-Looking Statements

Statements contained in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these forward-looking statements by words such as “may,” “will,” “should,” “expect,” “anticipate,” “believe,” “estimate,” “intend,” “plan” and other similar expressions. These statements involve known and unknown risks, uncertainties and other factors, which may cause actual results to be materially different from those expressed or implied in such statements. These factors include, but are not limited to: the effect of general economic conditions; the Company’s substantial indebtedness; risk of future impairment charges; the Company’s results in any given period differing from guidance provided to the public; the highly competitive nature of the restaurant business; the Company’s business strategy failing to achieve anticipated results; risks associated with the restaurant industry; shortages or interruptions in the supply or delivery of food; changing health or dietary preferences; harm to our brands’ reputation; litigation; environmental liability; liability relating to employees; failure to comply with applicable laws and regulations; failure to effectively implement restaurant development plans; concentration of Applebee’s franchised restaurants in a limited number of franchisees; credit risk from IHOP franchisees operating under our previous business model; termination or non-renewal of franchise agreements; franchisees breaching their franchise agreements; changes in the number and quality of franchisees; inability of franchisees to fund capital expenditures; third-party claims with respect to intellectual property assets; heavy dependence on information technology; failure to protect the integrity and security of individually identifiable information; and other factors discussed from time to time in the Company’s Annual and Quarterly Reports on Forms 10-K and 10-Q and in the Company’s other filings with the Securities and Exchange Commission. The forward-looking statements contained in this release are made as of the date hereof and the Company assumes no obligation to update or supplement any forward-looking statements.